CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, NY 14424

February 11, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Canandaigua National Corporation. Our annual meeting will be held in the Community Board Room on the second floor of the Main Office at 72 South Main Street, Canandaigua, NY, on Wednesday, March 17, 2010, at 1:00 p.m.

Shareholders will elect three Class 3 Directors for terms of three years. Information about the nominees can be found in the attached proxy statement.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to read and carefully consider the enclosed proxy statement. You may vote by telephone, via the Internet, or mark, sign, date and return the enclosed form of proxy in the accompanying pre-addressed, postage-paid envelope. You may withdraw your proxy if you attend the meeting and wish to vote in person.

I urge you to vote for the election of all three nominees.

/s/ George W. Hamlin, IV
George W. Hamlin, IV
President and CEO

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, NY 14424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m., on Wednesday, March 17, 2010

PLACE	The Canandaigua National Bank and Trust Company
72 South Main Street
Canandaigua, NY 14424

ITEMS OF BUSINESS	(1) To elect three Class 3 Directors for a term of three (3) years and until their successors have been elected and qualified.

(2) To transact such other business as may properly come before the meeting and any adjournments thereof.

RECORD DATE	Holders of the Common Stock of record at 5:00 p.m., on January 13, 2010, are entitled to vote at the meeting.

VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by proxy by using the following method: mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy form. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual Meeting of Shareholders. Any shareholder present at the meeting may withdraw his or her proxy and vote personally on any matter brought before the meeting.

February 11, 2010

/s/ Robert G. Sheridan
Robert G. Sheridan
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on March 17, 2010. The proxy statement, annual report to security holders, and Form 10-K are available at www.cnbank.com.

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street, Canandaigua, NY 14424
(585) 394-4260

PROXY STATEMENT Annual Meeting of Shareholders to be held Wednesday, March 17, 2010

This Proxy Statement is being mailed to holders of common stock in connection with solicitation of proxies by the Board of Directors of Canandaigua National Corporation (the “Corporation") for use at the Annual Meeting of Shareholders to be held Wednesday, March 17, 2010, at 1:00 p.m., at The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY 14424 and any adjournment thereof.  Each proxy that is properly executed and returned will be voted at the meeting and, if a choice is specified therein, will be voted in accordance with the specification made.  If no choice is specified, it will be voted in favor of the proposals set forth in the notice enclosed with this Proxy Statement.

SHAREHOLDERS ENTITLED TO VOTE AND REVOCATION OF PROXIES

Only shareholders of record as of the close of business on January 13, 2010, are entitled to notice of, and to vote at, the Annual Meeting.  On that date, there were outstanding and entitled to vote 470,836 shares of common stock.  Each share of common stock is entitled to one vote.  A quorum will consist of the holders of not less than a majority of the shares entitled to vote, present either in person or by proxy.  Any proxy may be revoked by the person giving it at any time prior to its exercise by giving written notice of revocation to Robert G. Sheridan, Secretary, prior to the vote at the meeting, by submitting a proxy with a later date, or by voting in person at the meeting.

If your shares are registered in your name on the Corporation's stock records, you are considered the shareholder of record with respect to those shares.  As the shareholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.  The Corporation has sent its proxy materials directly to you, including a proxy card for you to use.  If you hold shares of common stock through an account with a broker, bank, or other nominee rather than directly in your own name, then your broker, bank, or other nominee is considered the shareholder of record, and you are considered the beneficial owner of these shares.  The Corporation has supplied copies of its proxy materials for its 2010 Annual Meeting to the broker, bank, or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.  As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares at the Annual Meeting.  The broker, bank, or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

The holders of a majority in interest of all common stock issued, outstanding and entitled to vote are required to be present in person or to be represented by proxy at the meeting in order to constitute a quorum for transaction of business.  Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election. Proxies indicating abstentions are counted as present for quorum purposes but are not counted for or against the election of directors.

If you are a registered shareholder, you have four voting options:

•

Over the Internet, which we encourage if you have Internet access;

•

By telephone, by calling the telephone number on your proxy form;

•

By mail, by completing, signing, dating and returning your proxy form; or

•

By attending the annual meeting and voting your shares in person.

This Proxy Statement and the accompanying proxy are being mailed by first-class mail on or about February 17, 2010.  All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation.

ELECTION OF DIRECTORS and INFORMATION WITH RESPECT TO BOARD OF DIRECTORS

The Certificate of Incorporation of Canandaigua National Corporation provides that the Board of Directors is divided into three classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and qualified.  The Board of Directors has nominated three persons for election as Directors for the terms indicated in the following table.  The Board of Directors believes that the nominees will be available and able to serve as Directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.  The holders of a majority of the outstanding shares of common stock are required to be present in person or to be represented by proxy at the meeting in order to constitute a quorum for transaction of business.  Directors are elected by a plurality of the votes cast.  Proxies indicating abstentions and broker non-votes are counted as present for quorum purposes but are not counted for or against the election of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of Directors to be elected at the 2010 Annual Meeting is three.  If elected, Class 3 Directors will hold office for three years and until their successors are elected and qualified.  The Board of Directors has nominated as Directors, and recommends the election of the three persons listed below as Class 3 Directors.  Nominee Richard P. Miller, Jr., is a member of the present Board and was first elected by the shareholders at the Annual Meeting held in 1998.  Nominee Robert G. Sheridan is a member of the present Board and was first appointed by the Board in 1992.  Nominee Alan J. Stone is a member of the present Board and was first appointed by the Board in 1986.  Mr. Miller and Mr. Stone are “independent” directors.  Each nominee has consented to be named in this Proxy Statement and to serve if elected.  If at the time of the Annual Meeting any of them becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.  Management has no reason to believe that any substitute nominees will be required.

The Board of Directors recommends a vote FOR the election of all three nominees.

INFORMATION ON DIRECTORS AND NOMINEES
Class 3 Directors - Term Expiring 2010

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation

Richard P. Miller, Jr.	66	1998	1998

Mayor, City of Oneonta, NY

Retired

President, Hartwick College 2003 - 2008
Vice Chancellor & Chief Operating Officer, State University of New York 2000 - 2003
Senior Vice President & Chief Operating Officer, University of Rochester 1996 - 2000

Robert G. Sheridan	61	1992	1992

The Canandaigua National Bank and Trust Company 1971 – present,

Executive Vice President, Cashier and CRA Officer, 2007 – present,

Senior Vice President and Cashier, 1989 - 2006
Director, Home Town Funding Inc. d/b/a CNB Mortgage Company* 1998 - present

President, CNB Mortgage Company* 2002 – present

Director, Genesee Valley Trust Company* 2008 – present
Trustee, Granger Homestead Society

Alan J. Stone	69	1986	1986

Managing Member, Stone Family Properties LLC 1986 - present
Member, City Mini Storage LLC 1999 - present

Chairman of the Board, Canandaigua National Corporation 1994 – 2004

Director, Stone Construction Equipment, Inc. 1969 - 2009
CEO, Stone Construction Equipment, Inc. 1969 - 1986

*Wholly owned subsidiary of Canandaigua National Corporation

Retirement of Patricia A. Boland from the Board of Directors.

Patricia A. Boland, a Class 3 Director, has advised the Board of Directors that she will not stand for re-election as a director upon the expiration of her current term at the 2010 Annual Meeting of the Corporation.  Mrs. Boland’s decision is based upon her desire to spend more time with her family and to pursue charitable and educational interests.  There are no disagreements with management or the Board.  The Board of Directors thanks Mrs. Boland for the 24 years of leadership and service she has provided to the Corporation.  The Board has elected not to fill the seat vacated by Mrs. Boland’s retirement at this time, as the current membership of the Board provides adequate governance for the Corporation.

Incumbent Class 2 Directors - Term Expiring 2011

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation

Richard C. Fox	63	2008	2008	President, Wendy’s Restaurants of Rochester, Inc. 1976 to present Director, Genesee Valley Trust Company* 2008 - present Trustee, Genesee Country Village & Museum
Daniel P. Fuller	59	1996	1996

Chairman of the Board, Canandaigua National Corporation 2008 - present

President and General Manager, Bristol Mountain Ski Resort

December 1984 – present
General Manager, Roseland Waterpark 2003 - present

Stephen D. Hamlin	73	1984	1973	Retired Cultural Leader Chief Executive Officer, Sonnenberg Gardens, February 1996-2000 Vice President, Schlegel Corp. 1963 - 1984

Thomas S. Richards	66	2004	2004

Corporation Counsel, City of Rochester January 1, 2006 – present
Chairman, President and Chief Executive Officer, RGS Energy Group, Inc., and Rochester Gas and Electric Corporation 1998 - 2002
Trustee, University of Rochester
Trustee, Rochester Institute of Technology

*Wholly owned subsidiary of Canandaigua National Corporation

_______________________________________________________________________________________________

Incumbent Class 1 Directors - Term Expiring 2012

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation
Frank H. Hamlin, III	37	2004	2004

Of Counsel, Croucher, Jones & Johns, July 2007-present

Attorney, June 2002 - 2007
Partner, Jones, Parks & Hamlin 2001-2002
Legal Aide, Office of New York State Attorney General  1999 – 2000

Member, Ontario County Bar Association 2001- present

George W. Hamlin, IV	68	1984	1979

President, CEO and Trust Officer, The Canandaigua National Bank and Trust Company 1979 - present

Director, Home Town Funding Inc. d/b/a CNB Mortgage Company* 1998 - present

Director, Genesee Valley Trust Company * 2008 – present

Chairman, CEO, Canandaigua National Trust Company of Florida* 2009 - present
Director of the Federal Reserve Bank of New York 1997 - 2002
Director, Thompson Health System; Chairman 2004 - 2009
Chairman, Eastman School of Music
Director, University of Rochester Medical Center
Director, Center for Governmental Research
Chair, Investment Committee - Monroe Fund
Director, New York Wine and Culinary Center

Director, CMAC (Constellation Brands – Marvin Sands Performing Arts Center)

*Wholly owned subsidiary of Canandaigua National Corporation

Incumbent Class 1 Directors - Term Expiring 2012 - continued

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation

Caroline C. Shipley	70	1984	1984	Retired Treasurer, First Congregational Church Treasurer, Ontario Children's Foundation Canandaigua City School District Board of Education 1979 – 2009, President 1983 – 1991, 2007- 2009.

Sue S. Stewart	67	2000	2000

Sr. Vice President and General Counsel, University of Rochester 2003 – present
Partner, Nixon, Peabody, LLP 1978 – 2001, Managing Partner Rochester Office 1998 – 2000

Former Director, United Way of Greater Rochester

Co-Chair of Board of Trustees, National Center for Education and the Economy

_______________________________________________________________________________________________

CORPORATE GOVERNANCE

The business of the Corporation, property, and affairs are managed under the direction of our Board of Directors.  Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing reports and other materials provided to them, by visiting our offices, and by participating in meetings of the Board and its Committees.  The Board of Directors is committed to employing good business practices, transparency in financial reporting, and the highest level of corporate governance.

The Directors of the Corporation and the Directors of the Bank are the same people.  The Corporation has an Audit Committee, but does not have standing Compensation or Nominating Committees.  These functions are performed by committees of the Board of the Bank.

The Board of Directors of the Corporation held six (6) meetings during 2009.  The Board of Directors of the Bank held twelve (12) meetings during 2009.  No incumbent Director of the Corporation attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members.  Directors are encouraged to attend the Annual Meeting of Shareholders.  All Directors who were serving at the time of the prior year's annual meeting attended the meeting.

Shareholders, and other interested parties, may communicate with the Board of Directors by sending communications to the attention of Robert G. Sheridan, Secretary, who will forward communications to the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The following chart shows the composition of the committees of the Board of Directors, the number of meetings held by each committee during 2009, and which directors are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the Securities and Exchange Commission.  The Audit Committee of the Board is composed exclusively of independent directors.

Director	Independent	Executive (12 meetings)	Audit/Examining (4 meetings)	Nominating/Corporate Governance (2 meetings)	Compensation (4 meetings)
Patricia A. Boland	X		X	Chair
Richard C. Fox					X
Daniel P. Fuller	X	Chair			X
Frank H. Hamlin, III
George W. Hamlin, IV		X		X	X (non-voting)
Stephen D. Hamlin	X		X
Richard P. Miller, Jr.	X			X	Chair
Thomas S. Richards	X	X	X	X
Robert G. Sheridan		X
Caroline C. Shipley	X	X	Chair	X	X
Sue S. Stewart	X			X
Alan J. Stone	X				X

DIRECTORS’ COMPENSATION

For the year 2009, no compensation was paid to members of the Board of Directors of Canandaigua National Corporation. Directors of the Bank are paid an annual retainer of $5,000 which may be paid in cash or stock or a combination of cash and stock at the director’s request.  For the year 2009, the Chairman of the Board of Directors of the Bank was paid in cash at the rate of $1,300 per meeting attended, and the remaining members, including employee-directors, were paid in cash at the rate of $1,050 per meeting attended.  All fees are paid in cash when earned.

Name	Fees Earned or Paid in Cash ($)	*Stock Awards ($)	Total ($)
Patricia A. Boland	21,920.45	1,579.55	23,500
Richard C. Fox	20,970.45	1,579.55	22,550
Daniel P. Fuller	34,020.45	1,579.55	35,600
Frank H. Hamlin, III	27,950	-	27,950
George W. Hamlin, IV	34,620.45	1,579.55	36,200
Stephen D. Hamlin	24,600	-	24,600
Richard P. Miller, Jr.	24,000	-	24,000
Thomas S. Richards	26,970.45	1,579.55	28,550
Robert G. Sheridan	36,200	-	36,200
Caroline C. Shipley	33,600	-	33,600
Sue S. Stewart	16,170.45	1,579.55	17,750
Alan J. Stone	22,620.45	1,579.55	24,200
Total	323,643.15	11,056.85	334,700

*The following directors elected to receive a part of the annual retainer in shares of stock: Patricia A. Boland, Richard C. Fox, Daniel P. Fuller, George W. Hamlin, IV, Thomas S. Richards, Sue S. Stewart, and Alan J. Stone.  Each director received 5 shares of Company stock with a value of $315.91 per share which was the average price of the last public sealed bid auction sale of Company stock prior to the date of payment of the retainer.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee consists of six Directors, five of whom are independent under the NASDAQ listing standards, who are not employees of the Bank, and who are appointed by the Board of Directors each year.  The Committee has adopted the independence standard required of NASDAQ listed companies.  Members of the Committee are as follows:

Patricia A. Boland	Richard P. Miller, Jr.	Thomas S. Richards
Sue S. Stewart	Caroline C. Shipley	George W. Hamlin, IV

The Nominating and Governance Committee met two (2) times during 2009 to determine personal and professional qualifications for Board of Director candidates.  A current copy of the Charter of the Nominating and Governance Committee is available for review on the Corporation’s website at www.cnbank.com.  The Committee plays an integral role in the selection of new Directors by reviewing the qualifications of candidates, conducting interviews, and making recommendations to the Board of Directors.  In its deliberations, the Nominating and Governance Committee considers the skills represented among the existing Board members and identifies any particular qualifications that might be sought in new Directors for the purpose of augmenting the skills and experience represented on the Board, all in the context of the perceived needs of the Board at that time.  In addition, the Nominating and Governance Committee will consider nominations submitted by shareholders.

AUDIT COMMITTEE

The Audit Committee consists of four Directors who are not employees and are “independent” of the Bank and who are appointed annually by the Board of Directors. Members of the Committee are:

Patricia A. Boland	Caroline C. Shipley	Stephen D. Hamlin	Thomas S. Richards

The Audit Committee met four (4) times during 2009 to supervise external audit, internal audit, and compliance activities of the Corporation and its subsidiaries.  The function of the Committee is to make or cause to be made suitable examinations every year and to ensure that the Corporation's activities are being conducted in accordance with the law and the banking rules and regulations, and in conformance with established policy.  The Committee works directly with the internal auditor to review audit plans, staffing, and the results of individual audits.  At least annually, the Committee meets in executive session independently with both the internal and external auditors.  In addition, the Audit Committee retains the services of a reputable independent registered public accounting firm.  The Committee receives and reviews the reports of the independent registered public accounting firm and presents them to the Board of Directors with comments and recommendations.  At least once during each twelve-month period, this Committee makes audits of the Trust Department or causes audits to be made and ascertains whether an adequate review of the assets in each trust has been made.

REPORT OF THE AUDIT COMMITTEE

Following is the report of the Audit Committee with respect to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls and audit functions.  The Audit Committee Charter, which is available for review on the Corporation’s website at www.cnbank.com, describes in greater detail the full responsibilities of the Committee.  The Audit Committee is comprised solely of independent directors as defined by applicable SEC rules.  The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Corporation’s independent registered public accounting firm.  Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.  KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.  In connection with the preparation of the consolidated financial statements for fiscal year 2009, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of the Corporation’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Committee also reviewed the report of management contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Corporation’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting.  The Committee continues to oversee the Corporation’s efforts related to its internal control over financial reporting.  The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “The Auditor’s Communication with Those Charged with Corporate Governance” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.”  In addition, KPMG LLP has provided the Audit Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP their firm’s independence.  Based on their review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2009, for filing with the Securities and Exchange Commission.

The Corporation appointed KPMG LLP as auditors for the fiscal years ended December 31, 2009, and December 31, 2008.   All services provided by the external auditor are pre-approved by the Audit Committee.  The Chair of the Audit Committee may approve engagement of services that arise between Audit Committee meetings.  External auditors are prohibited from providing the following non-audit services:  bookkeeping; financial information systems design and implementation; appraisal or valuation; actuarial services; internal audit outsourcing; management functions or human resources; broker dealer, investment advisor or investment banking; legal or expert services unrelated to the audit; or any other service determined by the Board to be impermissible.  The lead external audit partner and the SEC reviewing partner are required to rotate off the engagement after five years and must stay off the engagement for five years.  Other partners (non-lead, tax or other specialist partners) must rotate after seven years and must stay off the engagement for two years.  The Audit Committee annually evaluates the partners on the account to ensure they meet the rotation requirement.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Corporation's annual financial statements for 2009 and 2008, and fees billed for other services rendered by KPMG LLP:

	2009	2008
Financial Statement Audit:	$252,500	$252,500
All other fees:
Other non-audit fees - income tax compliance	$35,300	$35,300
- other tax services	$16,275	$2,425

Audit Committee Financial Expert:   The Corporation's Board of Directors does not have a "financial expert" serving on its Audit Committee.  It is the opinion of the Board of Directors that the cumulative experience of the Directors serving on the Audit Committee is adequate to provide appropriate oversight of the audit functions.

Audit Committee Chairperson Caroline C. Shipley has been a director of the Corporation and a member of the Audit Committee for 26 years.  Mrs. Shipley has served as Chair of the Audit Committee from 1985 to 2002 and from 2004 to the present.  Mrs. Shipley has also served as the Treasurer of several local charitable organizations including the First Congregational Church in Canandaigua, New York and the Ontario Children’s Foundation in excess of ten years.  Mrs. Shipley served as a member of the Board of Education of the Canandaigua City School District for 30 years and was President of the Board from 1983 to 1991 and from 2007 to 2009.  During Mrs. Shipley’s tenure, the budget of the Canandaigua City School District grew from $8.9 million in 1979 to $60.7 million in 2009, and as Board member, Mrs. Shipley played an integral part in numerous capital projects including the “Build on Our Excellence” project in 2004 for $17.8 million dollars.  Audit Committee member Patricia A. Boland has been a director of the Corporation and a member of the Audit Committee for 24 years.         Mrs. Boland served as an Alderman at Large of the City of Canandaigua from 1976 to 1980 and as Mayor of the City of Canandaigua from 1980 to 1986.  During that time, the budget of the City of Canandaigua grew from approximately $3.8 million in 1976 to $8 million in 1986.  Mrs. Boland was the sole proprietor of a successful small business in Canandaigua, New York for five years and served as the Executive Director of the Granger Homestead Society in Canandaigua, New York from 1989 to 1998. Audit Committee member Stephen D. Hamlin has been a director of the Corporation since 1973 and a member of the Audit Committee for 26 years.  Mr. Hamlin was Vice President of Schlegel Corp from 1963 – 1984. He is a retired business and cultural leader and served as Chief Executive Officer of Sonnenberg Gardens from 1996 to 2000.  Audit Committee member Thomas S. Richards, Esq., has been a director of the Corporation since 2004 and a member of the Audit Committee for five years.  Mr. Richards serves as Corporation Counsel for the City of Rochester.  He served as Chairman, President and Chief Executive Officer, for RGS Energy Group, Inc., and Rochester Gas & Electric Corporation from October 1998 to 2002.  Mr. Richards also serves as Trustee for the University of Rochester and Trustee for the Rochester Institute of Technology.

The Board of Directors of the Corporation provides continuing professional education for its Directors through a series of educational presentations that are made to the full board at board meetings related to financial industry trends and specific information regarding changes in laws and regulations applicable to the Corporation.  In addition, continuing professional education materials relating specifically to contemporary audit issues relating to financial services companies are provided to the Audit Committee members by the external accounting firm.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The family relationships between the above-named Directors are as follows: Frank H. Hamlin, III is the son of George W. Hamlin, IV. Stephen D. Hamlin is the first cousin of George W. Hamlin, IV.

George W. Hamlin, IV is the beneficial owner of a 75 percent interest in Canandaigua Aircraft, LLC which is unaffiliated with Canandaigua National Corporation.  From time to time, the Bank charters a plane from Canandaigua Aircraft, LLC for business use by Mr. Hamlin, executive officers, and other employees for time-critical business trips that could not easily be accommodated by commercial airline services.  In 2009, the Bank paid Canandaigua Aircraft, LLC $28,593.49 for charter services.  Use of the aircraft and payments were approved by our Board of Directors and, based upon a competitive analysis of comparable leased aircraft, our Board of Directors determined that the amounts billed for our use of the aircraft were at or below market rates for the charter of similar aircraft.

Through an entity controlled by Richard C. Fox, Mr. Fox is the owner and lessor of the Bank’s Brighton, NY banking office.  The lease is triple-net and commenced in 2002 for 20 years plus two five-year renewal options.  Rent escalates each five-year period commencing in 2007 based upon a combination of predetermined amounts and the consumer price index (CPI).  Total payments made by the Bank to Mr. Fox’s entity for the year ended December 31, 2009, were $224,200.84.  In the opinion of management of the Corporation, the terms of the forgoing transaction were no less favorable to the Corporation than those it could have obtained from an unrelated party providing comparable premises. Under the terms of the Stock Purchase Agreement between the Corporation and the selling shareholders of Genesee Valley Trust Company, Richard C. Fox was appointed a Class 2 Director by the Board of Directors in July 2007.  Mr. Fox was elected as a Class 2 director for a three-year term by the shareholders at the 2008 Annual Meeting.

Richard C. Fox was a shareholder of Genesee Valley Trust Company and has received payments from the Company pursuant to the terms of the Stock Purchase Agreement between the Company and the shareholders of Genesee Valley Trust Company.  The Payments made to Mr. Fox under the terms of the Stock Purchase Agreement through December 31, 2009, total $432,561.  Additional payments are due under the terms of the Contract.  The amount of the payments cannot be determined at this time.

Directors and executive officers of the Corporation and their associates are, as they have been in the past, customers of, and have had financial transactions with, the Bank, and additional transactions may be expected to occur in the future between such persons and the Bank or other subsidiaries of the Corporation.  Any loans from the Bank to such persons and their associates, outstanding at any time since the beginning of 2009, were made, in accordance with Federal Reserve Board Regulation O, and Section 13(k) of the Exchange Act, in the ordinary course of business of the Bank and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated customers of the Bank, and did not involve more than normal risk of collection or present other unfavorable features

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than ten percent of the Corporation's common stock, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock.  Executive officers, directors, and greater than ten percent shareholders are required by the rules of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.  To the Corporation's knowledge, based solely on a review of copies of such reports furnished to the Corporation or written representations that no reports were required, the Corporation believes that the filing requirements of Section 16(a) were satisfied by its Directors and Executive Officers, except that George W. Hamlin, IV failed to file four Form 4 reports for one transaction each for gifts made to family members and charity; and Stephen D. Hamlin failed to file one Form 4 report for a sale of 100 shares by his spouse.  George W. Hamlin, IV and Robert G. Sheridan failed to file one Form 4 report each for one transaction in 2009 in which Stock Appreciation Rights were cancelled by the Company.   Joseph L. Dugan, Lawrence A. Heilbronner, and Steven H. Swartout failed to file one Form 4 report each for one transaction in which Stock Appreciation Rights were exercised for cash at the end of 2009.  George W. Hamlin, IV, Robert G. Sheridan, Joseph L. Dugan, Lawrence A. Heilbronner, and Steven H. Swartout each failed to file one Form 4 report in each year from 2004 – 2009 for one transaction in which Stock Appreciation Rights were granted.  Gary L. Babbitt failed to file one Form 4 report in each year from 2007 – 2009 for one transaction each in which Stock Appreciation Rights were granted.  Form 4 or Form 5 reports for all transactions will be filed by the individuals as soon as practicable.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below, as of January 13, 2010, is the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner ("beneficial ownership" as used in this Proxy Statement is defined in Rule 13d-3 under the Securities Exchange Act of 1934, the “Exchange Act”) of more than 5% of the Corporation's outstanding common stock, the number of shares beneficially owned, and the percentage of the Corporation's outstanding common stock so owned.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	George W. Hamlin, IV, Director, President and Chief Executive Officer 72 South Main Street, Canandaigua, NY	30,067 Shares *	6.39%
Common Stock	The Canandaigua National Bank and Trust Company Held in various fiduciary capacities 72 South Main Street, Canandaigua, NY	46,948 Shares	9.97%

*Of this number, 11,450 shares may be acquired upon exercise of stock options.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – continued

The following table sets forth, as of January 13, 2010, the amount and percentage of the common stock of the Corporation beneficially owned by each Director and each executive officer.

Name and Address	Shares of Common Stock Owned[1]	Options Exercisable	Total	Total Percent of Class
Patricia A. Boland, Director Clifton Springs, NY	155	-	155	0.03%
Richard C. Fox, Director Rochester, NY	3,207	-	3,207	0.68%
Daniel P. Fuller, Director and Chairman of the Board Canandaigua, NY	660	-	660	0.14%
Frank H. Hamlin, III, Director Canandaigua, NY	1,250	-	1,250	0.27%
George W. Hamlin, IV, Director, President and Chief Executive Officer Canandaigua, NY	18,617	11,450	30,067	6.39%
Stephen D. Hamlin, Director Canandaigua, NY	6,553	-	6,553	1.39%
Richard P. Miller, Jr., Director Oneonta, NY	30	-	30	0.01%
Thomas S. Richards, Director Rochester, NY	105	-	105	0.02%
Robert G. Sheridan, Director and Secretary of CNC, Executive Vice President, Cashier and CRA Officer Canandaigua, NY	313	4,365	4,678	0.99%
Caroline C. Shipley, Director Canandaigua, NY	563	-	563	0.12%
Sue S. Stewart, Director Victor, NY	150	-	150	0.03%
Alan J. Stone, Director Naples, NY	15,568	-	15,568	3.31%
Gary L. Babbitt[2] Executive Vice President Avon, NY	-	-	-	0.00%
Joseph L. Dugan[2] Executive Vice President Pittsford, NY	100	303	403	0.09%
Lawrence A. Heilbronner, Executive Vice President and Chief Financial Officer Rochester, NY	308	775	1,083	0.23%
Gregory S. MacKay, Treasurer of CNC, Senior Vice President Canandaigua, NY	461	1,077	1,538	0.33%
Steven H. Swartout, Esq., Executive Vice President and General Counsel Canandaigua, NY	416	571	987	0.21%
The Canandaigua National Bank and Trust Company held in various fiduciary capacities	46,948	-	46,948	9.97%
All Directors and executive officers as a group (16 individuals) and fiduciary capacities	95,404	18,541	113,945	24.20%

[1] Includes shares held directly, as well as shares held jointly with family members, and shares held in retirement accounts, in a fiduciary capacity, by certain of the individual's family members, or held by trusts of which the individual is a trustee or substantial beneficiary, with respect to which shares the individual may be deemed to have sole or shared voting or investment powers, and shares which may be acquired under option agreements as defined in Rule 13d-3.

[2] Officer of subsidiary Bank only.

As of January 13, 2010, the Trust Department of The Canandaigua National Bank and Trust Company ("the Bank") held in various fiduciary capacities 162,894 shares or 34.60%, of the outstanding shares.  The Trust Department of the Bank has the power to vote 46,948 shares, or 9.97%, of the outstanding shares.  These shares are included within the total set forth in the table above.

EXECUTIVE OFFICER INFORMATION

Name	Position(s)	Age
George W. Hamlin, IV	President, CEO and Trust Officer	68
Robert G. Sheridan	Executive Vice President, Cashier and CRA Officer	61
Gary L. Babbitt (1)	Executive Vice President	52
Joseph L. Dugan (1)	Executive Vice President	47
Lawrence A. Heilbronner, CPA	Executive Vice President, Chief Financial Officer	44
Steven H. Swartout, Esq.	Executive Vice President	51

George W. Hamlin, IV.  Information concerning the business experience of Mr. Hamlin, who is also a director of the Company, The Canandaigua National Bank and Trust Company, Genesee Valley Trust Company, Hometown Funding, d/b/a CNB Mortgage Company, and Canandaigua National Trust Company of Florida is provided on page 3 in the section entitled INFORMATION ON DIRECTORS AND NOMINEES.  Mr. Hamlin has been continuously employed by the Company since its inception and prior to that by The Canandaigua National Bank and Trust Company since 1979.

Robert G. Sheridan.  Information concerning the business experience of Mr. Sheridan, who is also a director of the Company, The Canandaigua National Bank and Trust Company, Genesee Valley Trust Company, and Hometown Funding, d/b/a CNB Mortgage Company, is provided on page 2 in the section entitled INFORMATION ON DIRECTORS AND NOMINEES.     Mr. Sheridan has been continuously employed by the Company since its inception and prior to that by The Canandaigua National Bank and Trust Company since 1971.

Gary L. Babbitt.  Mr. Babbitt has served as Executive Vice President – Commercial Services of The Canandaigua National Bank and Trust Company since 2008.  Prior thereto, Mr. Babbitt was Senior Vice President – Commercial Services of The Canandaigua National Bank and Trust Company from 2006 to 2007.  Mr. Babbitt has been continuously employed by The Canandaigua National Bank and Trust Company since 1996.  Prior to that time, Mr. Babbitt served as a Commercial Loan Officer with two other financial services companies.  Mr. Babbitt is a graduate of Grove City College.

Joseph L. Dugan.  Mr. Dugan has served as Executive Vice President – Customer Value Management of The Canandaigua National Bank and Trust Company since 2008.  Prior thereto, Mr. Dugan was Senior Vice President – Customer Value Management of The Canandaigua National Bank and Trust Company since 2001.  Mr. Dugan also serves as interim President of the Genesee Valley Trust Company since July of 2009, where he also serves as a Director.  Prior to joining Canandaigua National Bank, Mr. Dugan was Vice President and Product Manager at PNC Bank in Pittsburgh, PA.  He also has held positions in retail and commercial banking at PNC Bank, and prior to that, Chase-Lincoln First Bank (now JP Morgan Chase) in Rochester, NY.   Mr. Dugan received his Bachelor of Arts in Economics and English from Bucknell University.

Lawrence A. Heilbronner, CPA.  Mr. Heilbronner has served as Executive Vice President – Finance and Operations, Chief Financial Officer, and Principal Accounting Officer of the Company and all subsidiaries from 2007 to the present.                 Mr. Heilbronner was previously Senior Vice President – Chief Financial Officer and Principal Accounting Officer of the Company and all subsidiaries from 2004 to 2007.  Mr. Heilbronner was Vice President – Finance from 1998 to 2004.  Prior to 1998, Mr. Heilbronner was employed by the public accounting firm KPMG, LLP from 1987 to 1998 working in their Rochester, NY and Amsterdam, The Netherlands offices.  Mr. Heilbronner has a Bachelor of Science degree in Accounting from Binghamton University and graduated Brighton High School.  He is a Certified Public Accountant and an insurance broker, licensed in the State of New York.

Steven H. Swartout, Esq.  Mr. Swartout has served as Executive Vice President and General Counsel of the Company, and Executive Vice President – Corporate Risk & General Counsel of The Canandaigua National Bank and Trust Company, from 2007 to the present and Executive Vice President and Trust Officer of Canandaigua National Trust Company of Florida from 2009 to the present. Mr. Swartout is a Director of Genesee Valley Trust Company from 2008 to present.  Mr. Swartout was previously Senior Vice President – Corporate Risk and General Counsel of The Canandaigua National Bank and Trust Company from 2004 to 2007.  Mr. Swartout was employed as Associate General Counsel at The Canandaigua National Bank and Trust Company from 1984 to 1993.  He was a partner in the Rochester, New York law firm Lawrence, Werner, Kesselring, Swartout and Brown, LLP from 1994 to 2000 when he re-joined The Canandaigua National Bank and Trust Company as Vice President and General Counsel.  Mr. Swartout is a graduate of Vermont Law School, Hamilton College, and Canandaigua Academy.  He is licensed to practice law in all New York State courts, United States District Court for the Western District of New York, and United States Bankruptcy Court.

(1)  Officer of Subsidiary Bank(s) Only

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee – Composition and Responsibility

The Compensation Committee consists of six Directors, five of whom are not employees of the Bank and four of whom are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the Securities and Exchange Commission.  These individuals are appointed by the Board of Directors each year.  The Chief Executive Officer, who is not “independent,” is a non-voting, ex-officio member of the Committee.  The Compensation Committee has a Charter.  A current copy of the Charter of the Compensation Committee is available for review on the Corporation’s website at www.cnbank.com.

The Compensation Committee met four (4) times during 2009 to perform annual reviews of executive officers' performance.  Based on the Committee's reviews, recommendations on executive officers' titles and salaries for the upcoming year are made to the Board of Directors for approval.

The Compensation Committee is responsible for determining and recommending to the full Board the compensation of the Corporation’s executive officers, including the Named Executive Officers identified in the Summary Compensation Tables and other tables on the following pages of this Proxy Statement.

Compensation Philosophy

The purpose of the Compensation Committee is to act on behalf of the Board of Directors to assure the existence and implementation of fair and equitable human resource policies and compensation that support the mission, vision, and values of the Corporation.  Through its work, the Compensation Committee endeavors to maintain executive compensation that is fair, reasonable, and consistent with the Corporation's size and the compensation practices of the financial services industry.  The goal of the Committee is to attract, develop and retain high caliber executives who are capable of optimizing the Corporation's performance for the benefit of its shareholders while maintaining the philosophy of Community Banking.  The compensation programs are also intended to attract, develop, and retain the best available executive officers in key leadership positions to assure the continued success of the Corporation.  The Compensation Committee believes in a “pay for performance” approach, and the program contains a mix of stable and at risk compensation components.  The goal of the compensation programs is to align the interests of the Named Executive Officers with those of the shareholders.  To accomplish this goal, up to 40% of the executive compensation is tied to performance and at risk components.

The Role of Executive Officers in Compensation Decisions

The Chief Executive Officer, Chief Financial Officer, and Director of Human Resources each provide information and analysis to the Compensation Committee that is used in determining compensation of the executive officers

Compensation Committee Methodology

The Chief Executive Officer recommends to the Compensation Committee the amount of annual compensation for each of the Named Executive Officers.  The Chief Executive Officer completes an annual performance assessment for each of the Named Executive Officers which is reviewed and considered by the Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the Chief Executive Officer based on evaluation information solicited from each of the members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the Chief Executive Officer.  In determining the compensation of the Corporation’s named executive officers for 2009, including the compensation of the Chief Executive Officer, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Committee's considerations consists of, but are not limited to, analysis of the following factors:  financial performance of the Corporation, including return on equity, return on assets, growth of the Corporation, and management of assets, liabilities, capital, liquidity, and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Corporation and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Corporation, the community, and the financial services industry; and, whether the Corporation, under the executive's leadership, has been able to serve worthwhile public purposes while enhancing shareholder value.  All of these factors are considered in the context of the market for the Corporation's products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers including the Chief Executive Officer.  The Compensation Committee believes that the total compensation provided to the Corporation’s Named Executive Officers is competitive, and has been demonstrated as effective in light of the Corporation’s continued excellent performance resulting from the efforts of the executives.  Details regarding the compensation of each of the Named Executive Officers are set forth in the Tables that follow this report.

Peer Groups and Benchmarks

The Committee is authorized to retain outside counsel, experts, and consultants to assist it in performing its functions.  As an additional source of information to assist it in evaluating appropriate compensation levels for the executive officers, the Compensation Committee periodically conducts a comparison study of the Corporation's executive compensation with the executive compensation for comparable positions in similar financial services companies within the Bank’s peer group.  The Bank’s peer group is generally financial institutions having assets between $1 billion and $3 billion with trust departments.  Compensation Surveys produced by Watson Wyatt and Mercer Human Resource Consulting, Inc., for financial institutions located in New York State, the Mid-Atlantic region, for all U. S. financial institutions, and for the group of financial institutions having less than $5 billion in assets are used as reference material in evaluating the compensation of the Named Executive Officers.  In 2009 the Committee engaged Amalfi Consulting, Inc., to perform a comprehensive compensation review with respect to the Named Executive Officers.  As a part of this review, in consultation with Amalfi Consulting and management, the Compensation Committee developed a peer group of financial institutions with similar characteristics to the Corporation. The Committee purposely chose institutions that are better performing (as measured generally by return on average equity, return on average assets, net interest margin, growth in earnings per share, loan growth, deposit growth, fee income, and revenue from assets under management) than the overall bank marketplace to be consistent with the Corporation’s historical performance.

Based on this process the Committee used the following financial services companies for peer group purposes in 2009 to evaluate current and future compensation levels:

ACNB Corporation (ACNB)	First Financial Corporation (THFF)
Alliance Financial Corporation (ALNC)	First of Long Island Corp. (FLIC)
Arrow Financial Corporation (AROW)	Horizon Bancorp (HBNC)
Bancorp Rhode Island, Inc. (BARI)	LNB Bancorp, Inc. (LNBB)
Bar Harbor Bankshares (BHB)	Merchants Bancshares, Inc. (MBTV)
Camden National Corporation (CAC)	Metro Bancorp, Inc. (METR)
Center Bancorp, Inc. (CNBC)	Orrstown Financial Services, Inc. (ORRF)
Century Bancorp, Inc. (CNBKA)	Suffolk Bancorp (SUBK)
CNB Financial Corporation (CCNE)	Tompkins Financial Corporation (TMP)
Community Trust Bancorp, Inc. (CTBI)	Wainwright Bank and Trust Co. (WSIN)
First Bancorp, Inc. (FNLC)	Washington Trust Bancorp, Inc. (WASH)
First Chester County Corp. (FCEC)

The Compensation Committee recognizes that the roles and duties of executive officers vary from institution to institution and that a direct one-to-one comparison is not always possible.  The Committee considered the experience of each of the Corporation’s executive officers, their years of service to the Corporation, and the responsibilities of each officer as they related to the officers in the peer group as well as to one another.  The Compensation Committee used the peer group data as a point of reference and comparison only, and not for purposes of establishing or setting a specific level of compensation to be achieved. Further, considering the limitations associated with comparative pay information, the Committee did not rely as much on benchmarking for setting compensation as it did on the Corporation’s superior level of performance, the executive officers’ successful management and reaction to the highly unusual economic conditions impacting the Corporation during the year, and their success in positioning the Corporation for continued growth and optimization of shareholder value in the future.

Elements of Compensation

The executive compensation program has four basic elements: base salary, annual cash short-term incentive compensation, long-term equity-based compensation, and benefits including retirement, health care, and insurance.  Each element of compensation is viewed by the Compensation Committee as an integral component of the compensation program designed to assure the Corporation’s long-term success and thereby value for shareholders.

Base Salary

The Compensation Committee reviews the base salaries of the Corporation’s executives each year.  When setting base salary levels, the Compensation Committee considers (1) competitive market conditions for executive compensation at comparable financial institutions, (2) the financial performance of the Corporation, and (3) the performance of each individual for the prior year against the specific goals set for them.  Performance of the Corporation is measured by evaluation of attainment of the Corporation’s strategic and financial performance goals for the year and over multiple years, with particular emphasis on earnings per share growth and return on stockholders’ equity.  Although the Compensation Committee considers year-to-year changes in stock price in its evaluation of performance, the Committee does not emphasize this factor because the Committee does not believe that short-term fluctuations in stock price necessarily reflect the underlying strength or future prospects of the Corporation. Individual performance is measured by evaluation against the strategic and financial performance goals of the particular executive officer’s area of operational responsibility in comparison to performance.  Generally, the Committee believes the base salaries of executive officers should be targeted near the seventy-fifth (75th) percentile of salaries for executives in similar positions with similar responsibilities in comparable financial institutions.  The base salary of each of the Named Executive Officers is limited to an increase each year of an amount approximating the rate of inflation (CPI-W) for the prior year.  Market rate adjustments to base salary are made as appropriate for retention.  Base salary is a stable component of compensation for each of the Named Executive Officers.

Annual Short-Term Incentive Pool Compensation (STIP)

Incentive Compensation for the Named Executive Officers is based on a pay-for-performance philosophy that emphasizes performance goals designed to achieve long-term value for the shareholders.  This pay-for-performance methodology has helped create a culture that is one of the principal drivers of the Bank’s performance over the past 15 years.  A portion of the Named Executive Officers’ annual and long-term compensation is at risk.  The purpose of the Annual Short-Term Incentive Pool (STIP) program is to focus the executives on the importance of team performance to achieve the Corporation’s strategic goals.  For the STIP, each of the Named Executive Officers has an annual scorecard established by management, and approved by the Compensation Committee based on the Corporation’s annual budget and strategic plan.  Scorecards contain individual and team performance objectives for the year that form the basis for the calculation of a potential performance bonus.  The STIP formula uses Return on Average Assets (ROAA) as a measure of Corporation-wide performance.  The numerical point score received by each Named Executive Officer for accomplishment of specific objectives (expressed as a percentage) is multiplied by a target percentage rate for each of five separate pools established by the Committee annually.  For 2009, the target pools for executives ranged from 21% to 39% of base compensation depending on the length of the executive’s participation in the STIP program.  The target percentage of base salary is increased by 2% in each year of participation until a maximum of 50% is reached so that the Named Executive Officers with the longest tenure will have approximately 1/3 of annual cash compensation determined by reference to achievement of specific annual goals approved by the Board of Directors.  For 2009, the budget (pool target) ROAA was .88%.  The actual ROAA achieved in 2009 was 0.99%.  For 2009, annual incentive plan awards were based on attainment of the target (budget) which equaled an award of 60 points, and were capped at an achievement level of 100 points for superior achievement relative to the budget.  Between 85% and 90% of cash bonuses, if paid, are paid within the first month of the succeeding fiscal year and the remaining amount, if any, is paid upon finalization of the audited financial statements of the Corporation.  If the initial bonus payment exceeds the finalized total bonus, the Executive Officer is required to repay the excess.

The annual performance targets for each of the Named Executive Officers are established based on the business functions of the Company for which each is responsible.  The Company uses a matrix management approach whereby responsibility for successful business operation and execution of the Corporation’s strategic plans is shared among several of the Named Executive Officers depending on the area of business operation.  In February 2009, the Compensation Committee of the Board reviewed and approved the proposed 2009 goals and scorecards, which provided for potential cash bonus payments to the Named Executive officers for 2009 to be determined by multiplying an executive officer’s base salary for 2009, by the target percentage established for each executive officer multiplied, as follows: CEO Hamlin - 39%, Mr. Sheridan  - 39%, Mr. Babbitt - 21%, Mr. Dugan - 39%, Mr. Heilbronner - 39% and Mr. Swartout - 39% and further multiplying by their scorecard score.  It is expected that each of the Named Executive Officers will be able to achieve the targeted level of performance each year; however, in the current economic and regulatory environment, the Board anticipates that there may be unforeseen factors that may alter the performance targets, or make the initial performance targets unattainable.  For example, in 2009, due to the significant number of bank failures and the lack of counter-cyclical reserve management by the FDIC, the FDIC premium paid by the subsidiary Bank in special assessments to support the banking industry, increased by a factor of nearly 400% in a single quarter.  Therefore, the performance targets may, in the absolute discretion of the Board, be adjusted for material non-recurring events.  All determinations regarding the achievement of any performance goals, the achievement of individual performance goals and objectives, and the amount of any individual awards were made by the Board, in its sole and absolute discretion, based upon the recommendations of the Compensation Committee.  The Board’s determinations need not be uniform and may be made selectively among persons who receive, or who are eligible to receive, an award.  The Board, in its sole and absolute discretion, may make adjustments to the performance factors, based upon one-time, non-recurring, or extraordinary events or any other reason that the Board deems appropriate.  The STIP payments as a percentage of base salary in respect of performance for 2009 to be paid in 2010 for each of the Named Executive Officers will approximate: CEO Hamlin – 39.3%, Mr. Sheridan – 36.4%, Mr. Babbitt – 17.1%, Mr. Dugan – 29.2%, Mr. Heilbronner – 35.2% and Mr. Swartout – 26.9%.  The performance of each of the Named Executive Officers, relative to his scorecard for 2009 approximate: CEO Hamlin – 95.0%, Mr. Sheridan  - 88.0%, Mr. Babbitt – 73.0%, Mr. Dugan – 70.5%, Mr. Heilbronner – 85.0% and Mr. Swartout – 65.0%.  As reported in the Annual Report and Form 10-K, the Company performed strongly relative to its peer group in 2009; loan, deposit, and fee revenue growth were strong, expenses were well managed, credit losses were minimal, book value of assets under management increased, and capital and liquidity levels were very strong.  The Company’s Return on Average Assets (ROAA) compared to its peer group, as measured in the FDIC Uniform Bank Holding Company reports through the third quarter of 2009, was in the 82nd percentile of all bank holding companies from $1-3 billion in assets.  For these reasons, in January 2010, the Board accepted the recommendation of the Compensation Committee to award preliminary cash bonuses under the STIP to the CEO and to the other Named Executive Officers in accordance with the information set forth above.

Long-Term Equity-Based Compensation

Long-Term Equity-Based compensation is an important component of the compensation program because it has the effect of retaining talented executives who might otherwise move to other financial institutions, it aligns the executive’s financial interests with those of the shareholders, and it rewards the achievement of the Corporation’s long-term goals.  Approximately 10% of the Named Executive Officer’s total compensation is directly tied to the long-term appreciation of the shares of the company through the grant of Stock Appreciation Rights.

Stock Appreciation Rights

To comply with the provisions of Section 409A of the Internal Revenue Code of 1986 which required restatement of existing non-qualified deferred compensation programs by December 31, 2008, the Corporation restated its non-qualified incentive stock option plan (1989 Incentive Stock Option Plan) in which five of the Named Executive Officers participate.  Details of the outstanding SARs are set forth in the notes to the Corporation’s financial statements.  Under the restated plan, awards of Medium Term Stock Appreciation Rights (“MTSs”) and Long-Term Stock Appreciation Rights (“LTSs”) are calculated based on a table using Return on Beginning Equity.  LTSs are exercisable at the latter of 55 years of age or 15 years of tenure and represent approximately 60% of the annual award of this form of compensation.  MTSs are exercisable after five years and represent approximately 40% of this form of compensation.  For 2009, a potential award for the executives eligible to receive SARs was set by the Compensation Committee at 9.5% of the aggregate total base compensation of the participants as of the beginning of the year.  Recipients of the SARs are those executive officers who have a direct, measurable, and significant impact on the financial results and long-term value of the Corporation.  The SARs are allocated in accordance with the level of impact the executive has or can have on long-term shareholder value and the level of responsibility each executive has for decision making.  For 2009, the Named Executive Officers were allocated 60.9% of the total possible SARs for the year.  The amount of potential awards for a year is determined by multiplying the total base compensation of those executives participating in the plan by the percentage amount identified by the Compensation Committee as appropriate for that year and dividing that result by the prior year ending weighted fair value of awards where fair value is determined using Black-Sholes-Merton or the applicable fair value technique used at the time for at-the-money issued instruments.  The actual number of awards earned by each of the Named Executive Officers is determined at year end by reference to an award grid using budgeted and actual return on beginning equity for the year.  For 2009, the budgeted return on beginning equity (ROBE) goal was 12.88%.  The ROBE achieved was 15.13%.  For each one percentage point excess of actual return on beginning equity over budgeted return on beginning equity, the number of awards in the pool is increased by 25%.  For each one percentage point shortage of actual return on beginning equity from budgeted return on beginning equity, the number of awards in the pool is decreased by 16.7%.  The number of awards determined in this formula is multiplied by the percentage of the pool allocated to the Executive Officer to determine the officer’s awards earned.  The officer’s total number of awards is allocated whereby sixty percent (60%) are in the form of LTSs and forty percent (40%) are in the form of MTSs.

Timing of Grants and Base Price

SARs have historically been granted at the regularly scheduled meeting of the Board of Directors in February of each year.  The Corporation does not back date any SARs or grant any rights retroactively.  The SARs are granted “at the money” at fair market value on the first day of the year following the performance year.  Because the Stock of the Corporation is not listed on an exchange, the market value is the average of the last public auction price available as of the close of business at the prior year end preceding the date of the Board meeting at which awards are made.  Executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of the award.

Stock Options

The Corporation, with shareholder approval, adopted a stock option plan in 1998 permitting the issuance of 48,000 (16,000 pre-split) shares of common stock to members of the management team of the Bank.  All options were issued as of 2004 and under the terms of the Plan, additional options may not be granted.  In 2005, the stock option plan was replaced with issuance of Phantom Stock Awards and Stock Appreciation Rights which, as a result of the provisions of section 409A of the Internal Revenue Code of 1986, have now been restated as Medium-Term Stock Appreciation Rights and Long-Term Stock Appreciation Rights as set forth above.  Details regarding the outstanding options and exercise of options are detailed in the tables which follow.

Benefits: Defined Contribution Profit Sharing 401(k) Profit Sharing Plan, Health Care Insurance, Life Insurance

Defined Contribution Plan:  The Bank has maintained a Defined Contribution Profit Sharing 401(k) Plan for many years covering all employees of the Bank who meet the one-year service eligibility requirement of the plan.  The plan is a safe harbor prototype plan with a required minimum annual employer contribution of 3%.  The Board of Directors of the Bank may make additional discretionary contributions to the plan based upon performance of the Bank.  The Bank also maintains a Roth 401(k) plan covering all employees of the Bank who meet the one-year service eligibility requirement of the plan.  The Corporation makes no contribution to this plan but has provided it to all employees to encourage long-term retirement planning and to provide employees with useful programs for retirement saving.

Employee Stock Ownership Plan (ESOP): The Bank maintains an Employee Stock Ownership Plan covering all employees of the Corporation.  It is the belief of the Compensation Committee that every employee of the Corporation should have some stock ownership of the Corporation, and this Plan permits the attainment of that objective in a qualified deferred plan.  Contributions to the ESOP are made at the discretion of the Board of Directors and have averaged approximately 1% of the total eligible payroll of the Corporation and its subsidiaries for all the years the Plan has been in existence.

The Bank offers group health insurance through a health insurance company to all employees, and pays approximately 50% of the premium (single, two-person and family plans) for full-time employees.   In addition, an employer contribution to a Health Reimbursement Account or Health Savings Account is made for full-time employees participating in certain plans.

The Bank maintains an employer-paid group life insurance plan (three times base salary) for full-time employees.  Certain Executive staff members are included in a “carve-out” group with individually owned life insurance policies, also in the amount of three times estimated future base salary.  Premiums for those in the carve-out group are paid to the employee as a taxable bonus and the amount of these bonuses is set forth in the Summary Compensation Table.

Short- and Long-Term Disability Insurance

All employees are covered by short-term disability insurance which provides the Named Executive Officers with 100% of their base salary for a period of six months.  The Bank maintains or self-insures long-term disability coverage for full-time employees in the amount of 60% of base salary through normal retirement age.

In addition to the basic elements of compensation, the Named Executive Officers also receive perquisites including dues to health clubs and payment of fees for golf club memberships which are in aggregate not in excess of $5,000 per Named Executive Officer and are shown in summary in the Compensation Tables.

Supplemental Executive Retirement Plans (SERPs)

Determination of the annual allocation of employer contribution to the Bank’s Defined Contribution Retirement Plan is based primarily on base salary of the individual plan participants.  Because the Named Executive Officers do not receive contributions to their profit sharing accounts at the same rate as they would if they were not restricted to base salary increases approximating the rate of inflation (CPI-W) for the prior year, or capped by the Internal Revenue Code, a Supplemental Executive Retirement Plan is provided.

SERP 1 is an unfunded, nonqualified, deferred compensation plan that accrues to the participant an amount equal to what would have been payable as an annual profit sharing contribution based on salary if it were not for the cap imposed by IRC §415(c)(1)(A).  Accrued amounts are then credited with earnings credit over time based on the performance of the company’s Defined Contribution Profit Sharing Plan.

SERP 2 is an unfunded, nonqualified, deferred compensation plan that accrues to the participants an amount equal to the difference between the annual management base salary increase cap percentage and the increase percentage the participant would have received based upon the annual performance appraisal at the participant’s grade and quintile.  Accrued amounts are then credited with earnings credit over time based on the performance of the company’s Defined Contribution Profit Sharing Plan.

Potential Payments Upon Termination or Change-in-Control

Generally, there are no written employment agreements, termination of employment agreements, or change in control agreements for any of the Named Executive Officers.  As a part of the negotiation to recruit Joseph L. Dugan, the Corporation entered into an employment agreement with Mr. Dugan that provides that he will be paid six months of base salary in the event of involuntary termination of employment from the Bank.

The terms of the Stock Appreciation Rights Plan, the Stock Option Plan, Supplemental Executive Retirement Plan #1, Supplemental Executive Retirement Plan #2, Employee Stock Ownership Plan, and Profit Sharing/401K Plan provide the covered Named Executive Officers with the retirement, death, disability, termination, and change of control benefits described for each plan below.  A table setting forth the estimated potential payments to each of the Named Executive Officers follows the plan provision descriptions.

Pursuant to the terms of the Stock Appreciation Rights Plan, upon termination of a participant’s employment with the Company and all Subsidiaries, each SAR previously granted to him shall expire; provided, however, if: (i) his employment was terminated after he reached normal retirement age (age 65); (ii) his employment was terminated because of his death; or (iii) the Committee determines, in its discretion, that his employment was terminated without cause at early retirement prior to age 65, or because he suffered a permanent disability or due to extraordinary circumstances, the SAR shall terminate at such time as is determined by the Committee.

Pursuant to the Terms of the Stock Option Plan, a participant may exercise a Non-Qualified Stock Option (“NSO”) granted to him no earlier than the date specified in the NSO agreement; provided, however, upon retirement (termination of employment on or after a participant reaches age 55) the Company has the discretionary authority to accelerate, within the original term of the NSO, the time at which the NSO may be exercised, unless such acceleration would cause the NSO to fail to satisfy the stock right exemption from Code Section 409A.  Each NSO shall expire: (1) if a participant’s employment with the Company and all subsidiaries terminates for any reason, any NSO granted to him which is not yet exercisable on his termination date under the terms of the NSO agreement and the Plan shall expire on his termination date, (2) if a participant’s employment with the Company and all subsidiaries is terminated for cause any NSO granted to him which is exercisable on his termination date under the terms of the NSO agreement and the Plan shall expire on his termination date (for this purpose, “terminated for cause” means termination by the Company or a subsidiary which resulted from willful acts, or failure to act, by the participant that is detrimental to the Company or any of its subsidiaries), (3) if a participant’s employment with the Company and all subsidiaries terminates by reason of death, permanent disability or retirement, any NSO granted to him which is exercisable on his termination date under the terms of the NSO agreement and the Plan may be exercised by the participant (or in the event of the participant’s death by his personal representative) no later than the date one (1) year after his termination date, or (4) if a participant’s employment with the Company and all subsidiaries terminates for any reason other than death, permanent disability, retirement, or cause, any NSO granted to him which is exercisable on his termination date under the terms of the NSO agreement and the Plan may be exercised by the participant (or in the event of the participant’s death by his personal representative) no later than the date six (6) months after his termination date.

Pursuant to the terms of the Supplemental Retirement Plan #1, each participant shall be fully vested in a percentage of his Account equal to his vested percentage in that portion of his Account under the Profit Sharing Plan attributable to Bank contributions.  Any portion of a participant’s Account which is not vested as of his separation from service shall be forfeited on that date.

Pursuant to the terms of the Supplemental Retirement Plan #2, each participant shall be fully vested in a percentage of his Account equal to his vested percentage in that portion of his Account under the Profit Sharing Plan attributable to Bank contributions.  Any portion of a participant’s Account which is not vested as of his separation from service shall be forfeited on that date.

Employee Stock Ownership Plan and Profit Sharing/401(k) Plan.

All of the Named Executive Officers are, under the terms of the respective plans, as a result of their tenure, 100% vested in all plan balances and would be entitled to 100% of the accrued balance in the individual accounts held for their benefit in the event of termination of employment for any reason.

Estimated Potential Plan Payments Upon Termination or Change in Control
(in dollars)
Mr. Hamlin

Name of Plan	Voluntary Termination	*Early Retirement	*Normal Retirement	Involuntary/ Not for Cause Termination	For Cause Termination	Disability	Death	Change in Control
Stock Appreciation Rights Plan	30,343	N/A	N/A	30,343	-	30,343	30,343	-
Stock Option Plan	1,911,859	N/A	N/A	1,911,859	1,911,859	1,911,859	1,911,859	-
SERP #1	350,160	N/A	N/A	350,160	-	350,160	350,160	-
SERP #2	107,986	N/A	N/A	107,986	-	107,986	107,986	-
ESOP	150,833	N/A	N/A	150,833	150,833	150,833	150,833	-
Profit Sharing/401(k)	1,781,552	N/A	N/A	1,781,552	1,781,552	1,781,552	1,781,552	-
Short – Term Disability	-	N/A	N/A	-	-	200,182	-	-
Long – Term Disability	-	N/A	N/A	-	-	-	-	-

*Mr. Hamlin is 68 Years Old

     Mr. Sheridan

Name of Plan	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary/ Not for Cause Termination	For Cause Termination	Disability	Death	Change in Control
Stock Appreciation Rights Plan	7,642	9,459	9,459	9,459	-	9,459	9,459	-
Stock Option Plan	634,495	634,495	634,495	634,495	634,495	634,495	634,495	-
SERP #1	-	-	-	-	-	-	-	-
SERP #2	48,559	48,559	48,559	48,559	-	48,559	48,559	-
ESOP	83,255	83,255	83,255	83,255	83,255	83,255	83,255	-
Profit Sharing/401(k)	1,133,821	1,133,821	1,133,821	1,133,821	1,133,821	1,133,821	1,133,821	-
Short – Term Disability	-	-	-	-	-	103,205	-	-
Long – Term Disability	-	-	-	-	-	452,292	-	-

     Mr. Babbitt

Name of Plan	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary/ Not for Cause Termination	For Cause Termination	Disability	Death	Change in Control
Stock Appreciation Rights Plan	-	-	-	-	-	-	-	-
Stock Option Plan	-	-	-	-	-	-	-	-
SERP #1	-	-	-	-	-	-	-	-
SERP #2	1,365	1,365	1,365	1,365	-	1,365	1,365	-
ESOP	30,131	30,131	30,131	30,131	30,131	30,131	30,131	-
Profit Sharing/401(k)	191,582	191,582	191,582	191,582	191,582	191,582	191,582	-
Short – Term Disability	-	-	-	-	-	99,769	-	-
Long – Term Disability	-	-	-	-	-	1,475,050	-	-

     Mr. Dugan

Name of Plan	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary/ Not for Cause Termination	For Cause Termination	Disability	Death	Change in Control
Severance	-	-	-	101,750	-	-	-	-
Stock Appreciation Rights Plan	-	-	-	-	-	-	-	-
Stock Option Plan	10,081	230,072	230,072	10,081	-	230,072	230,072	-
SERP #1	-	-	-	-	-	-	-	-
SERP #2	11,377	11,377	11,377	11,377	-	11,377	11,377	-
ESOP	18,858	18,858	18,858	18,858	18,858	18,858	18,858	-
Profit Sharing/401(k)	188,948	188,948	188,948	188,948	188,948	188,948	188,948	-
Short – Term Disability	-	-	-	-	-	103,205	-	-
Long – Term Disability	-	-	-	-	-	2,214,977	-	-

     Mr. Heilbronner

Name of Plan	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary/ Not for Cause Termination	For Cause Termination	Disability	Death	Change in Control
Stock Appreciation Rights Plan	-	-	-	-	-	-	-	-
Stock Option Plan	115,267	225,218	225,218	225,218	115,267	225,218	225,218	-
SERP #1	-	-	-	-	-	-	-	-
SERP #2	6,244	6,244	6,244	6,244	-	6,244	6,244	-
ESOP	25,985	25,985	25,985	25,985	25,985	25,985	25,985	-
Profit Sharing/401(k)	227,471	227,471	227,471	227,471	227,471	227,471	227,471	-
Short – Term Disability	-	-	-	-	-	106,205	-	-
Long – Term Disability	-	-	-	-	-	2,580,694	-	-

     Mr. Swartout

Name of Plan	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary/ Not for Cause Termination	For Cause Termination	Disability	Death	Change in Control
Stock Appreciation Rights Plan	-	-	-	-	-	-	-	-
Stock Option Plan	73,050	183,000	183,000	183,000	73,050	183,000	183,000	-
SERP #1	-	-	-	-	-	-	-	-
SERP #2	6,168	6,168	6,168	6,168	-	6,168	6,168	-
ESOP	19,406	19,406	19,406	19,406	19,406	19,406	19,406	-
Profit Sharing/401(k)	177,345	177,345	177,345	177,345	177,345	177,345	177,345	-
Short – Term Disability	-	-	-	-	-	103,205	-	-
Long – Term Disability	-	-	-	-	-	1,703,645	-	-

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Corporation’s Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.  The foregoing report on executive compensation for 2009 is provided by the following directors, who constitute the  Compensation Committee:

THE COMPENSATION COMMITTEE

Daniel P. Fuller	Alan J. Stone	Richard C. Fox
Richard P. Miller, Jr., Chair	Caroline C. Shipley	George W. Hamlin, IV (non-voting)

Compensation Committee Interlocks and Insider Participation in Compensation Decisions.

George W. Hamlin, IV, President and CEO of the Corporation and the Bank, served as a non-voting member of the Compensation Committee during 2009.  The non-employee director members of the Compensation Committee meet in executive session, outside the presence of management, to consider and recommend the compensation of the CEO and other officers.  As noted above, Mr. Hamlin makes recommendations regarding the compensation of other NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Option Appreciation Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George W. Hamlin, IV President & CEO	2009 2008 2007	375,000 344,262 335,472	137,108 107,246 112,886	(391,669) 84,038 8,423	70,305 52,820 69,130	50,799 49,718 48,082	241,543 638,084 593,993
Robert G. Sheridan Secretary	2009 2008 2007	203,500 193,266 188,332	73,307 58,870 60,783	(122,499) (29,276) 5,925	10,389 7,502 7,940	37,813 32,946 32,293	202,510 263,308 295,273
Gary L. Babbitt Executive Vice President(2)	2009 2008 2007	172,077 167,000 144,888	30,725 16,628 19,763	(3,266) (98) 6,717	943 422 -	34,547 32,495 27,799	235,026 216,447 199,167
Joseph L. Dugan Executive Vice President(2)	2009 2008 2007	203,500 167,102 162,836	67,588 59,900 50,166	(113,445) (7,619) 20,528	3,719 2,600 2,113	31,708 31,140 28,049	193,070 253,123 263,692
Lawrence A. Heilbronner Executive Vice President & CFO	2009 2008 2007	203,500 181,282 176,654	55,964 43,045 46,583	(59,203) (5,220) 12,432	2,518 1,623 1,076	31,605 31,082 29,831	234,384 251,812 266,576
Gregory S. MacKay Treasurer	2009 2008 2007	154,560 150,000 143,655	58,867 35,692 17,068	- - -	552 326 626	38,431 32,541 29,270	252,410 218,559 190,619
Steven H. Swartout, Esq. Executive Vice President	2009 2008 2007	203,500 174,015 169,572	43,014 31,509 28,247	(60,477) (5,796) 14,754	2,468 1,599 1,110	32,489 28,793 26,295	220,994 230,120 239,978

(1)

Represents the fair value of stock option and stock incentive award expenses accrued during the year.  Negative dollar amounts reflect the net reduction in fair value of the underlying awards during the year.

(2)

 Officer of subsidiary Bank only.

Summary Compensation Table - continued

All Other Compensation Detail
Name	Year	Defined Contribution Profit Sharing & 401(k) Plan ($)	Employee Stock Ownership Plan ($)	Life Insurance ($)	Other ($)
George W. Hamlin, IV	2009 2008 2007	32,036 31,343 29,778	2,356 2,437 2,366	15,938 15,938 15,938	469 - -
Robert G. Sheridan	2009 2008 2007	28,142 27,459 26,881	1,980 2,040 1,965	5,351 3,447 3,447	2,340 3,401 -
Gary L. Babbitt	2009 2008 2007	23,854 20,883 19,645	1,711 1,569 1,512	6,642 6,642 6,642	2,340 3,401 -
Joseph L. Dugan	2009 2008 2007	25,013 24,394 21,516	1,712 1,763 1,550	4,983 4,983 4,983	- - -
Lawrence A. Heilbronner	2009 2008 2007	26,484 25,905 24,724	1,857 1,913 1,843	3,264 3,264 3,264	- - -
Gregory S. MacKay	2009 2008 2007	23,449 20,810 21,707	1,536 1,556 1,457	11,379 10,175 4,156	2,067 2,004 1,950
Steven H. Swartout	2009 2008 2007	25,101 24,379 21,603	1,782 1,836 1,613	2,578 2,578 2,578	2,028 3,178 501

Grants of Plan-based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
George W. Hamlin, IV	1/1/10	-	98,489	164,149
Robert G. Sheridan	1/1/10	-	50,777	84,628
Gary L. Babbitt	1/1/10	-	27,536	45,894
Joseph L. Dugan	1/1/10	-	50,777	84,628
Lawrence A. Heilbronner	1/1/10	-	52,253	87,088
Gregory S. MacKay	1/1/10	-	38,565	64,276
Steven H. Swartout	1/1/10	-	50,777	84,628

Grants of Plan-Based Awards (1) – continued

Name	Grant Date	Estimated Future Award Payout-LTS related (#)	Estimated Future Award Payout-MTS related (#)	Exercise or Base Price of Awards ($)	Full Grant Date Fair Value of Awards ($)
George W. Hamlin, IV	1/1/2009	1,423	215	315.91	70,256
Robert G. Sheridan	1/1/2009	656	145	315.91	34,238
Gary L. Babbitt	1/1/2009	217	145	315.91	15,238
Joseph L. Dugan	1/1/2009	431	145	315.91	24,500
Lawrence A. Heilbronner	1/1/2009	320	145	315.91	19,696
Gregory S. MacKay	n/a	n/a	n/a	n/a	n/a
Steven H. Swartout	1/1/2009	333	145	315.91	20,259

(1) Represents awards granted under the Company’s Incentive Stock Plan.

For additional information regarding awards under the Corporation’s incentive compensation plans, see note 14 “Stock-Based Compensation Plans” to the Consolidated Financial Statements in the 2009 Annual Report.

Outstanding Equity Awards at Fiscal Year-End

	Stock - Option Awards				Stock Appreciation Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Securities Underlying Unexercised Stock Awards Exercisable	Number of Securities Underlying Unexercised Stock Awards Unexercisable	Stock Award Exercise Price ($)	Stock Award Expiration Date (2)

George W.	3,784	-	120.17	n/a	-	-	-	-
Hamlin, IV	1,113	-	145.73	n/a	-	-	-	-
	1,794	-	150.28	n/a	-	-	-	-
	1,728	-	157.64	n/a	-	-	-	-
	1,770	-	171.88	n/a	-	-	-	-
	1,261	-	293.85	n/a	-	-	-	-
	-	-	-	-	368	245	360.28	n/a
	-	-	-	-	468	312	340.18	n/a
	-	-	-	-	174	116	324.66	n/a
	-	-	-	-	1,423	215	315.91	n/a

Robert G.	433	-	145.73	9/11/2013	-	-	-	-
Sheridan	1,077	-	150.28	9/11/2013	-	-	-	-
	1,035	-	157.64	9/11/2013	-	-	-	-
	1,062	-	171.88	9/11/2013	-	-	-	-
	758	-	293.85	9/11/2013	-	-	-	-
	-	-	-	-	221	147	360.28	9/11/2013
	-	-	-	-	281	187	340.18	9/11/2013
	-	-	-	-	117	78	324.66	9/11/2013
	-	-	-	-	656	145	315.91	9/11/2013

Gary L.	-	-	-	-	281	187	340.18	5/10/2022
Babbitt	-	-	-	-	117	78	324.66	5/10/2022
	-	-	-	-	656	145	315.91	5/10/2022

Joseph L.	-	621	157.64	12/2/2027	-	-	-	-
Dugan	-	637	171.88	12/2/2027	-	-	-	-
	303	455	293.85	12/2/2027	-	-	-	-
	-	-	-	-	-	368	360.28	12/1/2027
	-	-	-	-	-	468	340.18	4/13/2027
	-	-	-	-	-	195	324.66	4/13/2027
	-	-	-	-	-	576	315.91	4/13/2027

Lawrence A	204	-	120.17	4/13/2030	-	-	-	-
Heilbronner	207	312	157.64	4/13/2030	-	-	-	-
	212	319	171.88	4/13/2030	-	-	-	-
	152	227	293.85	4/13/2030	-	-	-	-
	-	-	-	-	-	368	360.28	4/13/2030
	-	-	-	-	-	468	340.18	4/13/2030
	-	-	-	-	-	195	324.66	4/13/2030
	-	-	-	-	-	465	315.91	4/13/2030

Gregory S.	-	-	-	-	-	-	-	-
MacKay	1,077	-	150.28	8/3/2014	-	-	-	-

Steven H.	207	312	157.64	10/17/2023	-	-	-	-
Swartout	212	319	171.88	10/17/2023	-	-	-	-
	152	227	293.85	10/17/2023	-	-	-	-
	-	-	-	-	-	368	360.28	10/17/2023
	-	-	-	-	-	468	340.18	10/17/2023
	-	-	-	-	-	195	324.66	10/17/2023
	-	-	-	-	-	478	315.91	10/17/23

(1) Represents Long-Term Stock Appreciation Rights (LTS) and Medium-Term Stock Appreciation Rights (MTS) granted under the Company’s Incentive Stock Plan.

(2) These awards have no stated expiration date.  The date presented is the holder’s 65th birthday, assumed to be normal retirement age, except in the case of Mr. Hamlin who has passed his 65th birthday.

Stock Option Exercises and Stock Options Vested

	Stock Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($)
George W. Hamlin, IV	None	None	504	34,020
Robert G. Sheridan	None	None	303	20,453
Gary L. Babbitt	None	None	None	None
Joseph L. Dugan	None	None	303	20,453
Lawrence A. Heilbronner	None	None	152	10,260
Gregory S. MacKay	None	None	None	None
Steven H. Swartout	None	None	152	10,260

Incentive Stock Award (LTS and MTS) Exercises and Incentive Stock Awards Vested

	Incentive Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($)
George W. Hamlin, IV	313.98	64,189	1,736.98	74,247
Robert G. Sheridan	188.39	38,514	844.39	35,988
Gary L. Babbitt	None	None	None	None
Joseph L. Dugan	188.39	38,514	188.39	7,596
Lawrence A. Heilbronner	94.19	19,255	94.19	3,798
Gregory S. MacKay	None	None	None	None
Steven H. Swartout	94.19	19,255	94.19	3,798

(1) Value realized upon vesting is calculated using the estimated fair value of the award on the date the awards vested.  Since none of these awards vested during the year were exercised, the named executive officer has elected to defer this value until a future exercise date.

Nonqualified Deferred Compensation(1)

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions during 2009 ($)	Aggregate Balance at December 31, 2009 ($)
		(a)	(b)
George W. Hamlin, IV	None	30,818	39,487	None	458,146
Robert G. Sheridan	None	5,975	4,414	None	48,559
Gary L. Babbitt	None	818	125	None	1,365
Joseph L. Dugan	None	2,685	1,034	None	11,377
Lawrence A. Heilbronner	None	1,950	568	None	6,244
Gregory S. MacKay	None	-	552	None	6,068
Steven H. Swartout	None	1,907	561	None	6,168

(1) These plans are non-contributory by the executive and are unfunded by the Company. Amounts included in columns (a) and (b) in the table above, represent accruals for the year, and are included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors selected KPMG LLP as independent certified public accountants of Canandaigua National Corporation for the year ended December 31, 2009.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will be given the opportunity to make a statement if they so desire.

SHAREHOLDER PROPOSALS

To be considered for inclusion in the Corporation's Proxy Statement and form of Proxy relating to the 2011 Annual Meeting of Shareholders, which is anticipated to be held on March 16, 2011, a Shareholder proposal must be received by the Secretary of the Corporation at the address set forth on the first page of this Proxy Statement not later than October 25, 2010.  Shareholders intending to submit proposals to be included in the Corporation's Proxy Statement must comply with the provisions of SEC Rule 14a-8.  Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet the criteria established under the Exchange Act.  Any shareholder wishing to make such a nomination should submit it to the Secretary of the Corporation.  Notice of intention to make any nominations, other than by the Board of Directors, must be made in writing and must be received by the Secretary of the Corporation no less than twenty (20) days prior to any meeting of shareholders called for the election of Directors.  Such notification should contain the following information to the extent known to the notifying shareholder:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; and (d) the number of shares of common stock of the Corporation owned by the notifying shareholder.  The Nominating and Governance Committee will evaluate shareholder nominees for the Board in the same manner as nominees proposed by management.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2010 Annual Meeting of Shareholders.  However, if other matters should come before the meeting, it is the intention of each person named in the Proxy to vote it in accordance with his or her judgment on such matters.

To the extent permitted under the rules of the Securities and Exchange Commission, the information presented in this Proxy Statement under the captions "Report of the Audit Committee and Compensation Committee Report" shall not be deemed to be "soliciting material," shall not be deemed filed with the Commission, and shall not be incorporated by reference in any filing by the Corporation under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

By Order of the Board of Directors

/s/Robert G. Sheridan
Robert G. Sheridan
Secretary
February 11, 2010